EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
jeffh@yorkwater.com
Or	Kathleen M. Miller, Chief Financial Officer
kathym@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS THREE MONTHS EARNINGS

York, Pennsylvania, May 8, 2013:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the first quarter of 2013.

President Hines reported that first quarter operating revenues of $10,069,000 increased $400,000, and net income of $2,139,000 increased $198,000 compared to the first quarter of 2012.  Higher revenues were due to an increase in the Distribution System Improvement Charge (DSIC) and growth in the customer base, mainly through acquisitions.  The DSIC is a surcharge allowed by the Pennsylvania Public Utility Commission for the replacement of aging infrastructure. The higher revenues were partially offset by higher income taxes and depreciation expense.  Earnings per share for the three-month period increased $0.02 compared to the same period last year.

During the first three months of 2013, the Company invested $2.4 million in construction expenditures for routine items as well as various replacements of infrastructure. In addition, the Company invested $27,000 as it closed on the previously announced acquisition of the water system of the Windy Brae Mobile Home Park in York County, Pennsylvania.  The Company estimates it will invest an additional $11.7 million in 2013, excluding acquisitions, for expansion and improvements to its pipes, filtration system, facilities, and dams to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.

	Three Months Ended March 31 In 000's (except per share)
	2013	2012
Operating Revenues	$10,069	$9,669
Net Income	$2,139	$1,941
Average Number of Common Shares Outstanding	12,938	12,802
Basic Earnings per Common Share	$0.17	$0.15
Dividends Paid Per Common Share	$0.1383	$0.1336

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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